EXHIBIT 10.0


                          TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the "Agreement") is made by and between Oracle Corporation ("Oracle"), a Delaware corporation and InTime Systems International, Inc. ("InTime"), a Delaware corporation.

                                    RECITALS

A. Oracle designs, develops, markets, licenses and supports information systems software products with a wide variety of uses, including database management, applications development, decision support, programmer management, programmer tools, computer network communications, end user applications, and office automation.

B. InTime owns all rights, title, and interest in, or has been licensed by the owner of, the InTime Technology (as hereinafter defined).

C. Oracle desires to promote, market and distribute sublicenses of the InTime Technology through its worldwide distribution channels.

D. InTime desires to grant Oracle a license to market and sublicense the InTime Technology as specified in this Agreement.

Therefore, in consideration of the mutual promises and covenants set forth below, Oracle and InTime agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1      DISTRIBUTOR
"Distributor" shall mean a third party, including any Oracle subsidiary, that is appointed by Oracle or its Distributor to market and sublicense InTime Technology under the terms of this Agreement. The term "Distributor" shall include, but not be limited to, resellers, original equipment manufacturers, value added relicensors, dealers, agents, and subdistributors.

1.2      DOCUMENTATION
"Documentation" shall mean the installation guides, user guides and manuals for use of the InTime Technology in printed and machine-readable form.

1.3      OBJECT MATERIALS
"Object Materials" shall mean materials, in machine-readable form, necessary to run the InTime Technology, including all computer programming code, substantially or entirely in binary form, which is directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly and all help, message, and overlay files.

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1.4      ORACLE PROGRAM(S)
"Oracle Program(s)" shall mean the programs marketed and/or licensed by Oracle with the InTime Technology.

1.5      SOURCE MATERIALS
"Source Materials" shall mean the complete source code from which Object Materials are compiled. Source Materials shall include, without limitation, the fully commented InTime Technology source code and internal system documentation for the InTime Technology, as well as all other materials, in both machine readable and hard-copy form which are used to develop or test the InTime Technology. "Fully commented source code" shall mean source code that includes all comments made by or for InTime. Source Materials shall include all electronically readable source documentation, design documents, data models, help materials, tutorial programs, and appropriate debug code, including those developed by or for InTime during the term of this Agreement.

1.6      SUBLICENSE/SUBLICENSEE
"Sublicense" shall be any license granted by Oracle or its Distributors for use of InTime Technology. "Sublicensee" shall be a party who is granted a Sublicense, either directly by Oracle or indirectly by a Distributor.

1.7      UPDATES
"Updates" shall mean any releases of InTime Technology created after the Effective Date, including bug fixes, improvements, enhancements, and other changes thereto.

1.8      INTIME TECHNOLOGY
"InTime Technology" shall mean the computer software specified in EXHIBIT A hereto owned or distributed by InTime and marketed by InTime under the trade name "TAMS/O." Unless otherwise specified, "InTime Technology" shall include Updates, Source Materials, Object Materials and Documentation.

                                   ARTICLE II

                                LICENSES GRANTED

2.1      DEVELOPMENT AND TECHNICAL SUPPORT LICENSE
InTime shall deliver the InTime Technology (including a complete set of Object Materials, Source Materials, Designer 2000 repository and Documentation) for all available platforms for the InTime Technology, to Oracle on the Effective Date of this Agreement. In addition, during the Term of this Agreement, InTime shall deliver to Oracle the InTime Technology (including a complete set of Object Materials, Source Materials, Designer 2000 repository and Documentation) for additional platforms available for the InTime Technology after the Effective Date when such additional platforms are first available but in no event later than when such are delivered to any other InTime licensee. InTime shall deliver all Updates of the InTime Technology promptly upon completion, and in no event later than when such are delivered to any

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other InTime licensee. Subject to the terms of this Agreement, InTime grants to
Oracle a worldwide, perpetual, royalty-free, non-exclusive, paid-up right and license to execute, copy, reproduce, display, perform, port, modify, develop, translate, localize (including enhancements required for specific geographical markets), create derivative works based on or otherwise use, change and/or maintain the InTime Technology, including the Source Materials, Object Materials, and Documentation.

Oracle shall have thirty (30) days after the Effective Date to inspect and test the initial delivery of the InTime Technology at a location to be determined mutually by the parties. In the event that Oracle, in its reasonable discretion, determines that the InTime Technology does not perform as set forth in the Documentation, Oracle may return the InTime Technology, terminate this Agreement without penalty (notwithstanding the provisions of Section 6.2 below), and shall not be required to pay any fees or royalties to InTime.



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2.2      SUBLICENSING LICENSE

         2.2.A    SCOPE OF LICENSE.
         InTime hereby grants to Oracle a worldwide, non-exclusive right and license to market, reproduce, distribute and grant Sublicenses of the InTime Technology either separately, bundled or incorporated in the Oracle Programs for use on all operating environments. Oracle shall use the same or equivalent terms for sublicensing the InTime Technology as it does for licensing Oracle's software products.

         Oracle is also granted the right and license to sublicense Source Materials to third parties to port or localize (including enhancements required for specific geographical markets) the Source Materials and is further granted the right and license to sublicense the InTime Technology, including Source Materials, to Oracle subsidiaries under the terms of the Agreement.

         Oracle's sublicensing rights under this Agreement shall also include the right to:

                  (i) for Sublicenses granted, make and deliver to Sublicensees Object Materials copies of the InTime Technology;

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                  (ii)     reproduce and use the InTime Technology to provide
                           training and technical support to its Sublicensees;

                  (iii) reproduce and use the InTime Technology for demonstrations to third parties and for preparing documentation and marketing, promotional and other materials to further Oracle's marketing and distribution efforts under this Agreement;

                  (iv) reproduce and use the InTime Technology to the extent necessary for marketing, supporting, distributing and using the InTime Technology and for safekeeping and archival purposes; and

                  (v) grant, at no charge, trial Sublicenses for a reasonable period of time (but in no event longer than the trial period for the Oracle Program with which the InTime Technology is on trial) so that Oracle's prospective Sublicensees and Distributors may have the opportunity to evaluate the InTime Technology.

         2.2.B DISTRIBUTORS.
         InTime grants Oracle the right to license, sublicense and authorize Distributors to market and Sublicense the InTime Technology under the terms of this Agreement, including Section 2.2 above, including the right to license, sublicense and authorize other distributors to exercise the same rights.

         2.2.C TRADEMARKS.
         Subject to the terms of this Agreement, Oracle and its Distributors are entitled to market, reproduce, distribute and Sublicense the InTime Technology under Oracle trademarks. InTime shall not have the right to use such trademarks without the prior written approval of Oracle. Nothing in this Agreement confers upon InTime any right to use Oracle's trademarks, trade names or service marks in connection with any product, service, promotion or publication. InTime shall not adopt any trademark which is confusingly similar to any Oracle trademark or which includes a prominent portion of any Oracle trademark.

         Subject to the terms of this Agreement, InTime hereby grants to Oracle and its Distributors a worldwide, nonexclusive, fully paid-up license to use in connection with marketing the InTime Technology the product name(s) and trademark(s) used by InTime to identify the InTime Technology.

2.3      INTERNAL USE LICENSE
Oracle shall have the perpetual unrestricted right to reproduce, install and use the InTime Technology, including Updates, for its own internal use at no additional charge.

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Upon installation, such internal license shall be perpetual.

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2.4      OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS
Subject to the terms of this Agreement, InTime further grants to Oracle a worldwide, irrevocable, nonexclusive, nontransferable and paid-up license to all Intellectual Property Rights necessary to use the InTime Technology; such Intellectual Property Rights are included in the licenses granted to Oracle under this Agreement. Other than as licensed herein, InTime shall retain all right, title and interest to the Intellectual Property Rights in the InTime Technology. Oracle shall retain all right, title and interest to the Intellectual Property Rights in the Oracle Programs and any ports, translations, localizations (including enhancements required for specific geographical markets), modifications, extensions or derivative works of the InTime Technology that Oracle develops. Intellectual Property Rights shall include all patent, copyright, trade secret, trademark and other intellectual property rights.

InTime shall take all action necessary to maintain the validity and enforceability of InTime's Intellectual Property Rights in the InTime Technology and shall promptly enforce its rights and remedies against third parties who infringe such Intellectual Property Rights.

InTime warrants that the InTime Technology does not contain any third party materials.

2.5      MARKETING
Except as expressly specified in this Agreement, Oracle shall have no obligation to market the InTime Technology or any products containing the InTime Technology if it so chooses, shall have full freedom and flexibility in the design and implementation of its marketing efforts, and may discontinue any marketing efforts at any time.

At Oracle's option, Oracle may assist InTime in InTime's public relations efforts. Such assistance may include the issuance of press releases, reasonable support for InTime public relations activities, participation in Oracle events and demonstration space at Oracle's exhibits.

InTime agrees to provide one full-time InTime sales support person dedicated to training Oracle sales personnel worldwide and assisting Oracle sales efforts in the U.S. InTime shall compensate such person and pay all expenses associated with such person's duties; provided, however, that Oracle shall reimburse InTime for actual, reasonable travel costs incurred by such person while traveling outside the U.S. to provide training to Oracle outside the U.S.

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InTime shall provide photo ready and electronic media, where applicable, of product marketing materials for Oracle development of sales tool kits for the InTime Technology. InTime shall also provide links to or provide appropriate Web content for Oracle Corporate Repository.
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                                   ARTICLE III

                                FEES AND PAYMENTS

3.1      SUBLICENSE FEES
Oracle will pay to InTime a fee ("Sublicense Fee") equal to *** of the Net Fees Oracle receives for Sublicenses of the InTime Technology for use in the United States, and *** of the Net Fees Oracle receives for Sublicenses of the InTime Technology for use outside the United States. Net Fees shall mean fees received by Oracle from its Sublicensees and from its Distributors net of any return adjustments or sales, use or other taxes paid. In the event that Oracle or its Distributors sublicenses the InTime Technology with other Oracle products or services for a single price, Net Fees from such Sublicense shall equal the total Net Fees from the Sublicense multiplied by a fraction A/ (A+B), where A equals the list price of the InTime Technology (which is subject to Section 5.1.B.f) sublicensed separately and B equals the list price of the other products or services. If the InTime Technology is bundled in a site license or package deal, and fees for the InTime Technology are not distinguishable from fees for other Oracle products that are part of the site license or package deal, the Net Fees for the InTime Technology shall be based on the fee allocation agreed to by Oracle and the Sublicensee for the products specified in the site license or package deal or on the fee allocation made by Oracle's internal procedures, provided such allocation reasonably reflects the relative value of the InTime Technology to the other Oracle products.

Subject to Section 3.5, Oracle and its Distributors are free to determine unilaterally the pricing of InTime Technology Sublicenses to their Sublicensees and Distributors.

No Sublicense Fee or other charge shall be payable by Oracle for any use of the InTime Technology (i) for Oracle's internal use; (ii) for development, technical support or maintenance activities; (iii) for marketing, updates, trial Sublicenses, porting, documentation, demonstrations, training, educational uses, or any other products or services; or (iv) as back-up copies. The foregoing rights and licenses shall be deemed to be paid-up.

3.2      PREPAID SUBLICENSE FEES

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Oracle will prepay to InTime Sublicense Fees of $500,000 (the "Prepaid Fees")
net 60 days from the Effective Date of this Agreement. The Prepaid Fees shall be applied against future Sublicense Fees due to InTime pursuant to Section 3.1 above until the earlier of (a) the date when the Prepaid Fees are used up and
(b) twelve (12) months after Oracle's first customer shipment of the InTime Technology under this Agreement; provided, however, that in the event this Agreement is terminated due to breach of this Agreement by InTime prior to the occurrence of (a) and/or (b) InTime shall refund to Oracle any unused Prepaid Fees.

3.3      TECHNICAL SUPPORT FEES
For so long as InTime provides Technical Support (as such term is defined in Section 5.2.A) to Oracle, then for each Sublicensee of Oracle which purchases technical support from Oracle for the InTime Technology, Oracle shall pay InTime *** of Net Fees for InTime Technology used in the United States and *** of Net Fees for InTime Technology used outside the United States.

3.4      REFUND OF FEES
For each Sublicensee which for any reason is dissatisfied as a direct result of a problem with the InTime Technology which has been submitted to and logged by InTime technical support services and has not been corrected in a timely manner, Oracle shall have the right to offset any actual costs or in-kind payments of products and/or services incurred by Oracle in attempting to correct such dissatisfaction, in an amount up to *** the amount of the Sublicense Fees paid to InTime for such Sublicensee, against the Prepaid Fees or against the next payment due to InTime pursuant to Section 4.1, whichever is applicable; provided, however, that if the number of problems with the InTime Technology is so large so as to indicate a substantial quality problem with the InTime Technology, then Oracle shall not have to submit these problems to InTime prior to offsetting the items specified above in an amount up to *** the amount of the Sublicense Fees paid to InTime for such Sublicensee against the Prepaid Fees or against the next payment due to InTime pursuant to Section 4.1, whichever is applicable. For each Sublicensee which is dissatisfied as a direct result of a problem with the InTime Technology and for which Oracle takes action to satisfy, Oracle shall provide InTime with a letter detailing what steps Oracle took to attempt to satisfy the relevant Sublicensee (including, for example, what services and/or products, if any, Oracle provided to the Sublicensee). Upon InTime's request, Oracle will provide InTime copies of any pertinent records reasonably related to the relevant Sublicensee letter.

3.5      PRICING OF SUBLICENSES GRANTED BY ORACLE
Except as set forth in this Section 3.5, Oracle and its Distributors are free to determine unilaterally the pricing of InTime Technology Sublicenses to their Sublicensees and Distributors.

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                                   ARTICLE IV

                           PAYMENT TERMS AND REPORTING

4.1      PAYMENT TERMS
Within forty-five (45) days of the end of each quarter, Oracle shall pay to InTime all Sublicense Fees accruing to InTime for that particular quarter. Sublicense Fees shall be deemed to accrue in the quarter in which the revenue is recognized. For the purposes of this Agreement, "quarters" shall be deemed to commence on the first day of June, September, December, and March of each year of this Agreement.

4.2      REPORTING
******************************************, Oracle shall send InTime a report detailing, for that month, the revenues due to InTime under this Agreement as a result of Oracle's and its Distributors' Sublicensing activities under this Agreement. InTime acknowledges that Oracle will make commercially reasonable efforts to provide reports within the time period specified in this Section and agrees that Oracle's failure to provide any report within the time period specified shall not constitute a breach of this Agreement.

4.3      RECORDS; INSPECTION
Oracle shall keep accurate books of account and records pertaining to the Sublicense activities and revenues of Oracle and the Sublicense revenues from its Distributors. No more than once during any twelve (12) month period, InTime, at InTime 's sole expense, shall be entitled to employ an independent Certified Public Accountant who is not compensated based on the results of the audit, and who is acceptable to Oracle (which acceptance shall not be unreasonably withheld), to inspect such books of account and records upon reasonable notice to Oracle, and at a reasonable time during normal business hours for the purpose of verifying the Sublicense Fees payable to InTime pursuant to this Agreement. Unless necessary to establish in a court of law InTime's right to payment of Sublicensee fees payable hereunder, InTime's auditor shall hold all information obtained in strict confidence; shall not disclose such information to any other person or entity (except InTime or its Board of Directors or shareholders) without Oracle's prior written consent; and shall not disclose to InTime any information regarding Oracle's business other than any noncompliance by Oracle with the fees payment provisions hereof.

                                    ARTICLE V

                           TECHNICAL RESPONSIBILITIES

5.1      ORACLE RESPONSIBILITIES

         5.1.A TECHNICAL RESPONSIBILITIES
         Oracle and its Distributors shall provide technical support to their Sublicensees and Distributors.

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5.2      INTIME TECHNICAL SUPPORT RESPONSIBILITIES

         5.2.A  ONGOING SUPPORT SERVICES.
         InTime will provide Oracle with the technical support services ("Technical Support") as specified in EXHIBIT B. InTime will continue to provide Technical Support during the Term of this Agreement, unless otherwise specified in Section 6.1.

         Oracle may use the Source Materials retained under this Agreement for the purpose of continuing technical support for existing Sublicenses notwithstanding expiration or earlier termination of this Agreement, subject to the other terms of this Agreement.

         5.2.B  TECHNICAL SUPPORT TRAINING RESPONSIBILITIES.
         For the period starting with the Effective Date and ending one year from the Effective Date, InTime shall provide InTime Technology technical support training in an amount which InTime deems necessary for up to six Oracle technical support personnel at no charge to Oracle.

5.3 INTIME DEVELOPMENT RESPONSIBILITIES
InTime agrees to the following ongoing product development activities, subject to Oracle's reasonable review and approval:

         a. InTime shall adopt Oracle product documentation standards and formats and shall provide electronic and hardcopy documentation to Oracle for distribution by Oracle.
         b. InTime shall adhere to Oracle's QA practices and standards and shall ensure that the InTime Technology is compatible with supported releases of Oracle HRMS and other Oracle Programs with which it may be integrated.
         c.       InTime shall adopt Oracle's product testing procedures.
         d. InTime shall make upgraded releases of the InTime Technology compatible with designated upgraded releases of the Oracle applications, data bases and underlying technology commercially available concurrently with the upgraded releases of the Oracle Programs.
         e. InTime shall adopt Oracle's standards and practices for InTime Technology release management and version control. InTime shall provide technical resources for release management and version control managed at Oracle facilities.
         f. InTime shall review proposed enhancements with Oracle and incorporate enhancements requested by Oracle into the InTime Technology that are essential for competitive positioning or new market penetration.

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InTime will provide a monthly minimum amount of free engineering support to
Oracle for the above activities ("Monthly Minimum").

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Oracle, in its reasonable discretion, may request that InTime remove a particular person who is providing engineering support under this Agreement and InTime agrees to replace such person within a reasonable time. Oracle shall decide to which projects the Monthly Minimum specified above shall be applied. For any additional engineering support required by Oracle, Oracle may, at its sole discretion, pay InTime on a time and materials basis to provide such additional support, or Oracle may perform such work itself. Oracle shall own all rights to such work performed by InTime or Oracle.

                                   ARTICLE VI

                              TERM AND TERMINATION

6.1      TERM

         6.1.A INITIAL TERM.
         This Agreement shall become effective on the Effective Date, and subject to Sections 6.1.B, 6.1.C and 6.2 below, shall be effective for five (5) years from the Effective Date.

         6.1.B BUY OUT OPTION.
         Beginning with the date one year from the Effective Date and ending upon the termination of this Agreement, in consideration and exchange for the payments by Oracle described in Section 6.1.C (i), Oracle shall have the option (the "Option") to acquire from InTime: (i) a worldwide, perpetual, royalty-free, irrevocable, nonexclusive right and license to modify, develop, translate, create derivative works of or otherwise use, change and/or maintain the InTime Technology, including the Source Materials; and (ii) transformation of all of the licenses granted by InTime to Oracle under this Agreement (subject to Section 6.1.C (i)) into worldwide, perpetual, royalty-free, irrevocable, nonexclusive, paid-up licenses. In the event Oracle exercises the Option, any changes made to the Source Materials by Oracle after the date Oracle exercises the Option (the "Exercise Date") shall be the property of Oracle.

         6.1.C EFFECT OF BUY OUT OPTION.
         In the event Oracle exercises the Option, in addition to the provisions of Section 6.1.B,

         (i) Oracle shall pay InTime the Sublicense Fees for the InTime Technology as provided in Section 3.1 for a period of three years from the Exercise Date; after such three year period, the distribution and sublicensing licenses granted to Oracle

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                  under this Agreement for the InTime Technology shall become fully paid-up and royalty-free;
         (ii) InTime shall have no further product development (as described in Section 5.3 above) or update responsibilities to Oracle, provided, however, that for three years after the Exercise Date, InTime shall continue its support of Oracle sales activities in accordance with Section 2.5, and shall continue to provide to Oracle telephone technical support and error correction for bugs attributable to the InTime Technology;
         (iii) Oracle shall have no obligation to provide the responsibilities described in Section 5.1.B above;
         (iv) After the Exercise Date, Oracle shall have no further obligation to pay InTime technical support fees pursuant to
                  Section 3.3;
         (v) the license granted to InTime pursuant to Section 2.6 shall immediately terminate; and
         (vi) the licenses granted to InTime pursuant to Section 2.3 shall remain in effect for a period of three years from the Exercise Date; after such three year period, such licenses shall terminate and InTime shall cease using the Applications and the Restricted Use Program and certify to Oracle that it has destroyed or returned such programs to Oracle.

6.2      TERMINATION OF THE AGREEMENT

         6.2.A BREACH
         In addition to termination of this Agreement due to Oracle's exercise of the Option described in Section 6.1.B. above, if either party materially breaches this Agreement and fails to correct the breach within ninety (90) days following written notice specifying the breach, or fails to commence to correct the breach within such 90-day period if the breach cannot reasonably be cured within 90 days and thereafter makes good faith efforts to remedy such breach, then the nondefaulting party may terminate this Agreement, after expiration of such cure period, upon written notice of termination to the defaulting party.

         6.2.B FORCE MAJEURE.
         Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by riot, fire, flood, explosion, earthquake or other natural disaster, government regulation, or other similar cause beyond such party's control, provided that such party gives prompt written notice of such condition and resumes its performance as soon as possible, and provided further that the other party may terminate this Agreement if such condition continues for a period of one hundred eighty (180) days.

6.3      RIGHTS UPON TERMINATION

         6.3.A CONTINUED RIGHTS.
         The termination of this Agreement shall not affect any paid-up right or license granted hereunder. In the event of termination of this
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         Sublicense granted by Oracle or its Distributors prior to such termination, shall survive and continue. Without limiting the generality of the foregoing, subject to Section 3.1, (i) Oracle may Sublicense and distribute any inventory of the InTime Technology, including work in process, on hand at the time of such termination,
         (ii) Oracle may continue to exercise the rights and licenses granted hereunder for a period of up to six (6) months after termination to fill any orders received by Oracle or its Distributors from Sublicensees prior to the effective date of termination, and (iii) Oracle may continue to exercise the rights and licenses granted hereunder as necessary to provide maintenance and technical support for Sublicensees.

         6.3.B USE OF SOURCE MATERIALS.
         If (a) InTime materially breaches this Agreement and fails to timely cure such breach, and Oracle terminates this Agreement for cause, or
         (b) any of the following events occur: (i) any assignment of substantially all of InTime's assets for the benefit of creditors or the appointment of a receiver to take possession of substantially all of InTime's assets, (ii) any dissolution of or substantial attachment or execution of judgment against InTime's assets unless vacated or dissolved within 45 days, or (iii) the filing of any voluntary or involuntary petition in bankruptcy, or any similar law, by or against InTime which is not dismissed within forty-five (45) days of filing, then Oracle, at its option and upon notice to InTime, shall receive and have perpetual rights to:

         (i) All Source Materials, Object Materials, Documentation, and other materials related to the InTime Technology then in Oracle's possession;

         (ii) The right to make all necessary changes, modifications, additions, enhancements and mergers to the InTime Technology including, without limitation, development of future enhancements to the InTime Technology; and

         (iii) A perpetual worldwide, royalty-free license to market and Sublicense the InTime Technology then in Oracle's possession.

         6.3.C SURVIVAL.
         In addition to the provisions of Sections 6.3.A and 6.3.B above, the parties' rights and obligations under Sections 2.3 (Internal Use License, only the first paragraph), 2.4 (Intellectual Property Rights),
         3.1 (Sublicense Fees, solely to the extent required by Section 6.3.A), 6.1.A. (Term), 6.2 (Termination of the Agreement), 6.3 (Rights Upon Termination), 8.1 (Nondisclosure), 8.4 (Assignment), and Article VII (Representations and Warranties) shall survive expiration or termination of this Agreement. In addition, if termination of this Agreement is due to Oracle's exercise of the Option described in
         Section 6.1.B. above, then the following additional provisions (as amended by Section 6.1) shall also survive such termination: the license granted to Oracle in Section 2.1 (Development and Technical Support License); Section 2.2 (Sublicensing License); Section 3.1 (Sublicense Fees); Article IV (Payment Terms and Reporting); Section 6.1.B; and Section 6.1.C.

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                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

7.1      NO CONFLICT
InTime represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the performance to be rendered by InTime or the rights and licenses granted to Oracle herein.

7.2      INTELLECTUAL PROPERTY WARRANTY AND INFRINGEMENT INDEMNITY
InTime represents and warrants that (a) InTime is the sole owner of the InTime Technology, (b) InTime has full and sufficient right and title to assign or grant the rights and/or licenses granted to Oracle under this Agreement, (c) the InTime Technology has not been published under circumstances which have caused a loss of Intellectual Property Rights therein, and (d) the InTime Technology does not infringe any Intellectual Property Rights, privacy, publicity or similar rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, and no such claim is pending against InTime or, insofar as InTime is aware, against any entity from which InTime has obtained such rights.

InTime shall, at InTime's expense, indemnify, defend and hold Oracle and its directors, officers, employees, agents, Distributors and Sublicensees harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys fees) incurred by Oracle in connection with any claim that the InTime Technology licensed and used within the scope of this Agreement infringes an Intellectual Property Right of any third party, provided that: (a) Oracle promptly notifies InTime in writing of the claim, and (b) at InTime's request and expense, Oracle provides InTime with all reasonable assistance, information and authority to perform the foregoing. Neither party will enter into a settlement agreement regarding the InTime Technology without the other party's written consent, which consent will not be unreasonably withheld.

InTime shall have no liability for any claim of infringement if such infringement is caused by modifications made by Oracle to the InTime Technology and the unmodified InTime Technology does not infringe the third party's Intellectual Property Rights.

In the event the InTime Technology is held or is believed by InTime to infringe, InTime shall have the option, at its expense to: (a) modify the InTime Technology to be non-infringing while retaining full functionality and equivalent performance; or (b) obtain for Oracle, at no additional cost to Oracle, a license to continue using the InTime Technology.

Failure to comply with the obligations described in this Section 7.2 shall constitute a material breach of this Agreement.

7.3 PRODUCT WARRANTY

                                                                       Page: 13

InTime warrants that the InTime Technology will perform the functions, and comply in all material respects with the specifications, described in the Documentation when operated on the appropriate hardware/operating system environment. THIS WARRANTY IS THE EXCLUSIVE PRODUCT WARRANTY AND IN LIEU OF ALL OTHER PRODUCT WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.4      LIMITATION OF LIABILITY
EXCEPT FOR LIABILITY UNDER SECTION 7.2 ABOVE, (i) NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO RELIANCE, COVER, OR LOSS OF ANTICIPATED PROFITS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND (ii) NEITHER PARTY'S LIABILITY FOR DAMAGES RELATING IN ANY WAY TO THIS AGREEMENT OR THE CONDUCT OF THE PARTIES IN FURTHERANCE HEREOF UNDER ANY LEGAL THEORY, WHETHER CONTRACT, TORT, PRODUCT LIABILITY, BREACH OF IMPLIED DUTY, OR OTHERWISE SHALL EXCEED ******

                      *** CONFIDENTIAL TREATMENT REQUESTED
                      PORTIONS OMITTED AND FILED SEPARATELY

    * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

The provisions of this Article VII allocate the risks under this Agreement between InTime and Oracle and are an intrinsic part of the bargain between the parties. The fees provided for in this Agreement reflect this allocation of risks and the limitation of liability specified herein.





                                                                       Page: 14

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1      NONDISCLOSURE

         8.1.A GENERAL.
         It is expected that the parties may disclose to each other certain information which may be considered confidential and trade secret information ("Confidential Information"). Confidential Information shall include: (a) the InTime Technology and the Oracle Programs; (b) Confidential Information disclosed by either party in writing that is marked as confidential at the time of disclosure; or (c) Confidential Information disclosed by either party in any other manner and is identified as confidential at the time of disclosure and is also summarized and designated as confidential in a written memorandum delivered to the receiving party within thirty (30) days of the disclosure.

         Confidential Information shall not include information which: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the receiving party's possession before receipt from the party providing such Confidential Information; (c) is rightfully received by the receiving party from a third party without any duty of confidentiality; (d) is disclosed to a third party by the party providing the Confidential Information without a duty of confidentiality on the third party; (e) is independently developed by the other party; (f) is disclosed under operation of law; or (g) is disclosed with the prior written approval of the party providing such Confidential Information.

         All Confidential Information owned solely by one party and disclosed to the other party shall remain solely the property of the disclosing party. The parties agree, both during the term of this Agreement and for a period of five (5) years after termination or expiration of this Agreement to hold each other's Confidential Information in confidence and to protect the disclosed Confidential Information by using the same degree of care to prevent the unauthorized use, dissemination or publication of the Confidential Information as they use to protect their own confidential information of a like nature. The parties agree not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to restrict disclosure of the Confidential Information to those of its employees who have a "need to know" and to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees in violation of the provisions of this Agreement.

         In addition, notwithstanding the above, each party may use the residuals from the other party's Confidential Information. The term "residuals" as used in this paragraph shall mean the Confidential Information in nontangible form (i.e., not in written or other documentary form, including tape or disk) which may be retained by those employees of InTime or Oracle who have had access to the other's Confidential Information, including ideas, concepts, know-how, or techniques contained therein. Neither party shall have any

                                                                       Page: 15
         obligation to limit or restrict the assignment of such employees or independent contractors or to pay royalties for any work resulting from the use of residuals.

         8.1.B    PROTECTION OF SOURCE MATERIALS.
         Oracle may provide the Source Materials to its Sublicensees and Distributors, and deposit Source Materials in escrow, provided that the Source Materials are subject to protections that are equivalent to the contract provisions which Oracle has used to protect the source materials for its own software products.

         In all actions taken by Oracle under this Section 8.1, Oracle shall protect, and shall cause its Sublicensees and Distributors to protect, the Source Materials for the InTime Technology with at least the same degree of care as Oracle uses to protect Oracle's own proprietary technology.

8.2      INDEPENDENT DEVELOPMENT/FREEDOM OF ACTION
Each party acknowledges that the other party is in the software development business. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to preclude either party from developing, using, marketing, licensing, and/or selling any independently developed software which has the same or similar functionality as InTime Technology or any other products, so long as such activities do not infringe the Intellectual Property Rights of the other party.

Additionally, nothing in this Agreement shall be construed to limit Oracle's right to obtain services or software programs from other sources, to prohibit either party from acquiring and marketing competitive materials, to restrict Oracle from making, having made, using, marketing, leasing, licensing, selling or otherwise disposing of any products or services whatsoever, nor to limit Oracle's right to deal with any other vendors, suppliers, contractors or customers.

8.3      GOVERNING LAW AND JURISDICTION
This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the procedural and substantive laws of the State of California and shall be deemed to be executed in Redwood City, California. Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in San Francisco or San Mateo County, California. Oracle and InTime agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

8.4      ASSIGNMENT
Except for an assignment by Oracle to any parent corporation, affiliate, subsidiary, or successor in interest to Oracle, neither party may assign any rights, duties, obligations or privileges under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

                                                                       Page: 16

8.5      NOTICE
All notices required to be given hereunder shall be in writing and shall be deemed to have been given upon deposit in first class mail, sent through a nationally recognized courier service, or transmission by confirmed telefacsimile as follows:

         For InTime:                        InTime Systems International, Inc.
                                            1601 Forum Place, Suite 500
                                            West Palm Beach, FL  33401
                                            Attn:  Jim Dean

         For Oracle:                        Oracle Corporation
                                            500 Oracle Parkway
                                            Redwood Shores, CA  94065
                                            Attn:  General Counsel

8.6 RELATIONSHIP BETWEEN THE PARTIES
In all matters relating to this Agreement, Oracle and InTime shall act as independent contractors. Neither party will represent that it has any authority to assume or create any obligation, expressed or implied, on behalf of the other party, or to represent the other party as agent, employee, or in any other capacity. Neither party shall have any obligation, expressed or implied, except as expressly set forth herein.

8.7      PUBLICITY
Except for a mutually agreed-upon press release to be issued by the parties relating to the subject matter of this Agreement or as required by law, neither party shall disclose to any third party any details of this Agreement, or even the fact of its existence, or that Oracle uses InTime Technology in the Oracle Programs without the specific prior written approval of the other party, which approval shall not be unreasonably withheld.

8.8      INTERPRETATION
This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

8.9      ENTIRE AGREEMENT
This Agreement sets forth the entire Agreement between the parties and supersedes prior proposals, agreements, and representations between them, whether written or oral, relating to the subject matter contained herein. This Agreement may be changed only if agreed to in writing and signed by an authorized signatory of each party.

                                                                       Page: 17

8.10     EXPORT
The parties agree to comply fully with all laws and regulations to assure that neither InTime Technology, nor any direct product thereof, is exported, directly or indirectly, in violation of law. Upon Oracle's request, InTime shall advise Oracle of all relevant export classifications of the InTime Technology and shall promptly advise Oracle of any changes with respect to such classification.

8.11     SEVERABILITY
If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.12     COUNTERPARTS
This agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.13     NO WAIVER
The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

The undersigned hereby acknowledge that they have read and that they fully understand the terms of this Agreement. The undersigned hereby agree that by signing below they become parties to this Agreement and agree to be bound by all terms, conditions, and obligations contained herein.

The Effective Date of this Agreement shall be January __, 1997.

ORACLE CORPORATION                            INTIME SYSTEMS
                                              INTERNATIONAL, INC.

By:_________________________                  By:_________________________

Name:_______________________                  Name:_______________________

Title:________________________                Title:________________________



                                                                       Page: 18

                                    EXHIBIT A

                              THE INTIME TECHNOLOGY

InTime Technology is designed to automatically generate time records and appropriate payroll entries from employees' schedules and to accommodate the direct entry of time information.

The system is fully integrated within the Oracle HRMS systems and has been developed utilizing the Oracle Designer/Developer 2000 series of tools. The InTime Technology was awarded Oracle's Common Application Initiative approval
(CAI) on March 7, 1996.

The functional and technical descriptions of the InTime Technology are defined in the following manuals:

/bullet/ TAMS/O Users Guide - Release 3.1 o
/bullet/ TAMS/O Technical Reference Manual - Release 3.1 o
/bullet/ TAMS/O Installation Guide - Release 3.1
/bullet/ TAMS/O Implementation Guide - Release 3.1
/bullet/ TAMS/O Applications Reference Manual - Release 3.1





                                                                       Page: 19

                                    EXHIBIT B

                                TECHNICAL SUPPORT

DESCRIPTION OF SERVICES AND MATERIAL

/bullet/ REAL TIME TELEPHONE TECHNICAL ASSISTANCE

         Telephone access to InTime's Support Organization through a number dedicated to Oracle Worldwide Support. Worldwide Support will ensure that this dedicated number is not distributed to customers. Before contacting InTime support, Oracle's first line of telephone support shall consist of support specialists in the Worldwide Support Centers making reasonable efforts to solve problems that are not product defects. If unable to solve a problem, Worldwide Support will deliver problems in a mutually agreed upon format which, when appropriate, will contain the necessary information to allow the InTime's support and development organization to recreate the problem for study and resolution.

         Telephone access shall include but not be limited to consultation, assistance, advice, problem solving, bug reporting, documentation clarification, and technical guidance during InTime support hours of 8:30 AM to 5:00 PM Eastern Standard Time (EST).

         Access to a InTime Senior Support Representative familiar with the InTime Technology and having access to development personnel available to Oracle Worldwide Support 24 hours a day 7 days a week by pager access to respond to TARs of Severity Level 1 as defined below reported by Sublicensees of Oracle with maintenance contracts requiring extended hours or located in time zones whose normal business hours differ from the above specified business hours of the InTime Support Center. Pager access may also be used for the escalation of existing TARs to Severity Level 1. In either case InTime will respond to a page within 30 minutes.

/bullet/ DOCUMENTATION

         InTime shall supply three complete sets of system level and user level documentation to Oracle Worldwide Support for distribution to Oracle's Worldwide Support Super Centers. Updates to this documentation shall be supplied in a timely manner as they become available, but no later than shipment of beta releases of the software to InTime's customers.


                                                                       Page: 20

/bullet/ PROGRAM TECHNICAL SUPPORT UPDATES

         Patches and fixes
         General maintenance releases
         Functional releases
         All of the above no later than when they are first made available to any other InTime distributor or licensees

         Back porting will be required for patches and fixes which correct problems reported against the most recent release of InTime Technology supported by Oracle Worldwide Support. These release versions may not necessarily be the latest InTime release.

/bullet/ SUPPORT SYSTEMS ACCESS

         Access to the information contained in InTime's Support Call Tracking System as it relates to Oracle's support of the InTime Technology. This information will be available to Oracle with any third party software or translation and production costs borne by Oracle. Oracle and InTime will work together to evaluate the scope of the effort and appropriate timing of developing further electronic interfaces between Oracle's and InTime's support systems.

/bullet/ MAIL SERVER ACCESS

         General electronic communication with InTime's Support Center available via an Internet mail ID.

         Electronic mail can serve as a means for Oracle Worldwide Support to enter Severity 2 and 3 TARs after InTime 's normal business hours, to escalate incidents to InTime, and to send status updates.

TECHNICAL ASSISTANCE REQUEST (TAR) SEVERITY LEVELS

The chart below lists the standard Technical Assistance Request Severity Levels. InTime shall use its best efforts to respond to Oracle's requests based on the Severity Levels set forth below.

SEVERITY LEVEL

SEVERITY 1
CRITICAL BUSINESS IMPACT
Sublicensee's work is stopped or so severely impacted that the Sublicensee cannot reasonably continue to work. If Worldwide Support finds it necessary to contact InTime either by phone during InTime normal business hours (8:30 AM to 5:00 PM EST Monday - Friday) or by pager after normal business hours, InTime shall respond within 1 hour. InTime shall work around the

                                                                       Page: 21
clock in providing a fix or acceptable work around to Worldwide Support for the Sublicensee for a Severity 1 problem. Oracle shall provide InTime with reasonable assistance until such a fix or acceptable work around is provided.


SEVERITY 2
SEVERE BUSINESS IMPACT
Sublicensee's work is continuing (not stopped) however there is serious impact on the Sublicensee's productivity and/or service levels. If Worldwide Support finds it necessary to contact InTime by phone during the above normal business hours, InTime shall respond within 30 minutes. In the event Worldwide Support contacts InTime via electronic messaging outside normal business hours, InTime shall respond within 1 hour of the resumption of normal business hours. InTime shall use best efforts to provide a fix or acceptable work around which Worldwide Support my deliver to the Sublicensee within 3 days of the request from Worldwide Support.

SEVERITY 3
MINOR BUSINESS IMPACT
Sublicensee is in full working mode, there is no work being impeded at the time, information or solutions are requested by the Sublicensee as soon as possible to answer the question or correct the problem. If Worldwide Support finds it necessary to contact InTime by phone during the above normal business hours, InTime shall respond within 1 hour. In the event Worldwide Support contacts InTime, via electronic messaging outside normal business hours, InTime shall respond within 1 hour of the resumption of normal business hours. InTime shall use best efforts to provide a fix or acceptable work around which Worldwide Support may deliver to the Sublicensee within 7 days of the request from Worldwide Support.






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